Exhibit 10.11

Manufacturing Services Agreement

May 29, 2009

[****]Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Table of Contents

ARTICLE 1		1

INTERPRETATION		1

1.1	DEFINITIONS	1
1.2	CURRENCY	5
1.3	SECTIONS AND HEADINGS	5
1.4	SINGULAR TERMS	5
1.5	SCHEDULES	5

ARTICLE 2		6

PATHEON'S MANUFACTURING SERVICES		6

2.1	MANUFACTURING SERVICES	6

ARTICLE 3		7

CLIENTS OBLIGATIONS		7

3.1	PAYMENT	7
3.2	ACTIVE MATERIALS	7

ARTICLE 4		8

CONVERSION FEES AND COMPONENT COSTS		8

4.1	FIRST YEAR PRICING	8
4.2	PRICE ADJUSTMENTS - SUBSEQUENT YEARS' PRICING	8
4.3	PRICE ADJUSTMENTS - CURRENT YEAR PRICING	9
4.4	ADJUSTMENTS DUE TO TECHNICAL CHANGES	9

ARTICLE 5		10

ORDERS, SHIPMENT, INVOICING, PAYMENT		10

5.1	ORDERS AND FORECASTS	10
5.2	RELIANCE BY PATHEON	10
5.3	MINIMUM ORDERS	11
5.4	SHJPMENTS	11
5.5	INVOICES AND PAYMENTS	11

ARTICLE 6		12

PRODUCT CLAIMS AND RECALLS		12

6.1	PRODUCT CLAIMS	12
6.2	PRODUCT RECALLS AND RETURNS	12
6.3	PATHEON'S RESPONSIBILITYFOR DEFECTIVE AND RECALLED PRODUCTS	13
6.4	DISPOSITION OF DEFECTIVE OR RECALLED PRODUCTS	14
6.5	HEALTHCARE PROVIDER OR PATIENT QUESTIONS AND COMPLAINTS	14

6.6	SOLE REMEDY	14

ARTICLE 7		14

COOPERATION		14

7.1	QUARTERLY REVIEW	14
7.2	GOVERNMENTAL AGENCIES	14
7.3	RECORDS AND ACCOUNTING BY PATHEON	15
7.4	INSPECTION	15
7.5	ACCESS	15
7.6	NOTIFICATION OF REGULATORY INSPECTIONS	15
7.7	REPORTS	15
7.8	FDA FILINGS	15

ARTICLE 8		16

TERM AND TERMINATION		16

8.1	INITIAL TERM	16
8.2	TERMINATION	17
8.3	PRODUCT DISCONTINUATION	17
8.4	OBLIGATIONS ON TERMINATION	17

ARTICLE 9		18

REPRESENTATIONS, WARRANTIES AND COVENANTS		18

9.1	AUTHORITY	18
9.2	CLIENT WARRANTIES	18
9.3	PATHEON WARRANTIES	19
9.4	DEBARRED PERSONS	20
9.5	PERMITS	20
9.6	No WARRANTY	20

ARTICLE 10		20

REMEDIES AND INDEMNITIES		20

10.1	CONSEQUENTIAL DAMAGES	20
10.2	LIMITATION OF LIABILITY	20
10.3	PATHEON	21
10.4	CLIENT	21
10.5	REASONABLE ALLOCATION OF RISK	21

ARTICLE 11		21

CONFIDENTIALITY		21

11.1	CONFIDENTIALITY	21

ARTICLE 12		22

DISPUTE RESOLUTION		22

ii

12.1	COMMERCIAL DISPUTES	22
12.2	TECHNICAL DISPUTE RESOLUTION	22

ARTICLE 13		22

MISCELLANEOUS		22

13.1	INVENTIONS	22
13.2	INTELLECTUAL PROPERTY	23
13.3	INSURANCE	23
13.4	INDEPENDENT CONTRACTORS	23
13.5	No WAIVER	23
13.6	ASSIGNMENT	24
13.7	FORCE MAJEURE	24
13.8	NOTICES	24
13.9	SEVERABILITY	25
13.10	ENTIRE AGREEMENT	25
13.11	OTHER TERMS	26
13.12	No THIRD-PARTY BENEFIT OR RIGHT	26
13.13	EXECUTION IN COUNTERPARTS	26
13.14	USE OF CLIENT NAME	26
13.15	GOVERNING LAW	26

iii

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the "Agreement'') is made as of May 29, 2009 (the "Effective Date")

BETWEEN:

PATHEON INC.,

a corporation existing under the laws of Canada

("Patheon"),

-and-

IROKO PHARMACEUTICALS, LLC,

a limited liability company existing under the laws of Delaware

("Client")

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1        Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical  variations of  these terms will have corresponding meanings:

"Active Materials”, “Active Pharmaceutical Ingredients” or “API" means the materials listed  on Schedule D;

“Affiliate" means;

(a)        a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)        a business entity which ls controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)        a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

For this definition, “control" means the ownership  of  shares carrying  at least a  majority  of the   votes for the election of the directors of a corporation.

"Annual Report" means the annual report to the FDA prepared by Client regarding the Product as described In Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

"Annual Product Review Report" means the annual product review report prepared by Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

“Annual Volume" means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B;

"Applicable Laws" means the jurisdiction where the Manufacturing Site is located (Canada) as well as the United States of America.

“Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

"Batch" means one formulation of [****] prepared according to the manufacturing instructions and one set of bottles filled from that formulation into approximately 1,000 bottles;

"Bill Back Items" means the reasonable expenses for all third-party supplier fees for the purchase of columns, standards, tooling, PAPR or PPE suits (where applicable), RFID tags and supporting equipment, and other project specific items necessary for Patheon to perform the Manufacturing Services, and which are not Included as Components;

"Business Day" means a day other than a Saturday, Sunday or a day that is a  statutory holiday in the Province of Ontario, Canada. A list of Canadian holidays is attached hereto as Schedule I;

“cGMPs” means current good manufacturing practices as described in:

(a)         Division 2 of Part C of the Food and Drug Regulations (Canada);

(b)         Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;

together with the latest Health Canada, FDA guidance documents pertaining to manufacturing and quality control practice, au as updated, amended and revised from time to time;

“Client Intellectual Property" means Intellectual Property generated or derived by Client before entering into this Agreement, or by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon In its business which Intellectual Property is specific to, or dependent upon, Client's Active Material or Product;

"Components” means, collectively, all Active Materials, packaging components, raw materials, and ingredients (including labels, product inserts and other labelling for the Products), required to manufacture the Products In accordance with the Specifications;

"Confidentiality Agreement" means the agreement about the non-disclosure of confidential information between Patheon and Client dated December 9, 2008;

"Deficiency Notice” has the meaning specified in Section 6.1(a);

"Equipment” will have the meaning ascribed to it in the Capital Equipment Agreement related to this MSA and attached hereto as Schedule H;

“FDA” means the United States Food and Drug Administration;

"Firm Orders" has the meaning specified in Section 5.1(c);

"First Firm Order" has the meaning specified in Section 5.1(b);

"Forecast” has the meaning specified in Section 5.1 (a);

"Health Canada" means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate:

“Initial Set Exchange Rate" means one Canadian dollar equals 0.82216 United States Dollars as of the Effective Date of the Agreement being the initial exchange rate to convert one unit of Patheon facility local currency to one unit of the billing currency, calculated as the average interbank exchange rate for conversion of one unit of Patheon facility  local currency to one unit of the billing currency during  the 90  day period immediately preceding the Effective Date as published by OANDA.com "The Currency Site” under the heading "FxHistory: historical currency exchange rates" at www.OANDA.com/convert/fxhistory;

"Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade marks, trade-mark applications, trade-names, inventions, copyrights, industrial designs, trade secrets, and know how;

“Invention” means information about any Innovation, improvement, development, discovery, computer program, device, trade secret, method,  know-how, process, technique  or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“inventory”  means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Product;

"Laws" means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

"Manufacturing Services" means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, set forth in this Agreement, required to manufacture Product from Active Materials and Components;

"Manufacturing Site" means the facility owned and operated by Patheon that is located at 111 Consumers Drive, Whitby, ON L1N 525;

“Materials" means all Components, Bill Back Items, and other materials used to manufacture the Product;

"Minimum Run Quantity” means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B;

"Patheon Intellectual Property”  means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, Intellectual Property developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, Client's Active Material or Product including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);

“Price" means the price measured in US Dollars to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components, certain cost items as set forth in Schedule  B, and annual stability testing costs as set forth In Schedule C;

“Product" means the product listed on Schedule A;

“Quality Agreement" means the agreement between the parties setting out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;

"Regulatory Authority" means the FDA, Health Canada and any other foreign regulatory agencies competent to grant manufacturing, marketing and packaging approvals for pharmaceutical products including the Products In the Territory;

"Reset Date”  means, with reference to any particular Year, the date on which Patheon Is to provide Client with updated pricing for the Product for the next Year; which date may be not less than one month prior to the beginning of that Year;

"RFID”  means Radio Frequency Identification Devices which (at present or in the future) may be affixed to Products or Materials to assist in inventory control, tracking, and identification;

"Set Exchange Rate" means the exchange rate to convert one unit of Patheon facility local currency to  one unit of the billing currency for each Year, calculated as the average interbank exchange rate for conversion of one unit of Patheon facility local currency to one unit of the billing currency during the three month period immediately preceding the Reset Date by one month as published by OANDA.com "The Currency Site under the heading "FxHistory: historical currency exchange rates" at www.OANDA.com/convert/fxhistory;

"Specifications" means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in  Schedule A and which contains documents relating to each Product, Including, without limitation:

(a)         specifications for Active Materials and Components;

(b)         manufacturing specifications, directions, and processes;

(c)         storage requirements;

(d)         all environmental, health and safety Information for the Product including material safety data sheets; and

(e)         the finished Product specifications, packaging specifications and Product shipping requirements;

all as updated, amended and revised from time to time by Client In accordance with the terms of this Agreement;

"Technical Dispute" has the meaning specified in Section 12.2;

"Territory" means in the geographic area of the United States of America;

"Third Party Rights” means the Intellectual Property of any third party;

"Year" means in the first year  of this Agreement  the  period  from the Effective Date up to and including December 31 of the immediately following calendar year. Thereafter, Year means a calendar year.

1.2        Currency.

Unless otherwise indicated, all monetary amounts are expressed In this Agreement in the lawful currency of the United States of America.

1.3        Sections and Headings.

The division of this Agreement into Articles, Sections, Subsections, and Schedules and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms "this Agreement", “hereof, "herein", “hereunder'' and similar expressions refer to this Agreement and not to any particular part, Section or Schedule of this Agreement.

1.4        Singular Terms.

Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

1.5        Schedules.

The following Schedules are attached to, incorporated in, and form part of this Agreement:

Schedule A	Product List and Specifications
Schedule B	Minimum Run Quantity, Annual Volume, and Price
Schedule C	Annual Stability Testing & Technical Transfer Work
Schedule D	Active Materials
Schedule E	Technical Dispute Resolution
Schedule F	(Form of) Shipping Logistics Protocol
Schedule G	Example of Price Adjustment due to Currency Fluctuation
Schedule H	Capital Equipment Agreement
Schedule I	Canadian Holidays

ARTICLE 2

PATHEON'S MANUFACTURING SERVICES

2.1          Manufacturing Services.

Client hereby appoints Patheon, and Patheon hereby accepts the appointment by Client, to perform the Manufacturing Services for the Territory for the Prices set forth ln Schedules B and C.  Schedule B sets forth a 11st of cost items that are included in the Price for Products; all cost items that are not included in this list are excluded from the Price and are subject to additional fees to be paid by the Client. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Client. this consent not to be unreasonably withheld. If Client has not directed Manufacturing Services to commence within 12 months of the date of execution of this Agreement. Patheon may amend the fees set out in Schedules B and C. Patheon will be the sole manufacturer of Products offered for sale by Client in the Territory. In performing the Manufacturing Services, Patheon and Client agree that:

(a)         Conversjon of Active Materials and Components. Patheon will convert Active Materials and Components into Products.

(b)         Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement.  Batch review and release to Client will be the responsibility of Patheon's quality assurance group. Patheon will perform its batch review and release responsibilities in accordance with Patheon's standard operating procedures. Each time Patheon ships Products to Client,  it will give Client a certificate of analysis and certificate of compliance including a statement that the Batch has been manufactured and tested in accordance with Specifications and cGMPs. Client will have sole responsibility for the release of Products to the market. The form and style of Batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product  related  information contained in those Batch documents is Client  property.

(c)          Components. Patheon will purchase and test all Components at Patheon's expense and as required by the Specifications.

(d)         Stability Testing. Patheon will conduct stability testing on the Products in accordance with the protocols set out In the Specifications for the fees and during the time periods set out in Schedule C. Patheon will not make any changes to these testing protocols without prior written approval from Client. If a confirmed stability test failure occurs, Patheon will notify Client within one Business Day, after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure,  including which party will bear the cost of the investigation. Patheon will not be liable for these costs unless It has failed to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws. Patheon will give Client all stability test data and results at Client's request.

(e)         Packaging. Patheon will package the Products as set out in the specifications. Client will be responsible for the cost of artwork development. Patheon will determine and Imprint the batch numbers and expiration dates for each Product shipped. The Batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Client to all applicable governmental agencies and other third parties responsible for the approval of the  Products. Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated ln Section 4.4. Patheon's name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name.

(f)          Active Materials and Client Supplied Components Importing. The parties agree that Patheon shall purchase sufficient amounts of Active Materials from Client. Client shall ensure that the Active Material is  available for purchase and delivered to Patheon at least [****] before the scheduled production date. If the Active Materials are not received [****] before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials. But ff Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties. All shipments of Active Material from Client will be accompanied by certificate(s) of analysis from the Active Material manufacturer, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications.

(g)         Bill Back Items. Bill Back Items will be charged to Client at Patheon's cost plus a [****] handling fee. Unless Identified to and accepted by Client, all other expenses, including services related to the Manufacturing Services, shall be billed to Client at Patheon's cost without any markup.

(h)         Validation Activities. Patheon may assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures  (including packaging procedures) for the Products. The fees associated with Patheon's assistance in providing validation development assistance are set out in Schedule C.

(i)          Product Rejection for Finished Product Specification Fajlure.  Internal process specifications will be defined and mutually agreed upon. If Patheon manufactures Product in accordance with the agreed upon process specifications and a batch or portion of batch of Product does not meet a Finished Product Specification, Client will pay Patheon the applicable fee per unit for the nonconforming Product.

(G)        Technical Transfer Activities. Patheon will conduct technical transfer activities on the Product in accordance with the specifications and fees set out in Schedule C.

ARTICLE 3

CLIENT'S OBLIGATIONS

3.1        Payment.

In consideration for Patheon performing the Manufacturing Services,  Client will pay Patheon the Prices specified in  Schedules B and C. These Prices may be subject to adjustment under other parts of this Agreement.  Client will also pay Patheon for any Bill Back Items.

3.2        Active Materials.

Client will deliver the Active Materials to Patheon (in accordance with Section 2.1(f)) sufficient for Patheon to manufacture the desired quantities of Product on the requested delivery date.  All materials purchased will be shipped prepaid. The parties agree that title to the Active Materials will transfer to Patheon upon Patheon's purchase of the Active Materials from Client. Any Active Materials received by Patheon will be used by Patheon solely to perform the Manufacturing Services.

ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS

4.1        First Year Pricing

The tiered Price and annual stability Price for the Products for the first Year are listed in Schedules B and  C and are subject to the adjustments set forth in Sections 4.2 and 4.3.

4.2        Price Adjustments -  Subsequent Years' Pricing.

After the first Year of the Agreement, Patheon may adjust the Price effective January 1sL of each Year as follows:

(a)         Manufacturing Costs. Patheon may adjust the Price for inflation, based upon the preliminary number for any change in the Producer Price Index pcu325412325412 for Pharmaceutical Preparation Manufacturing (“PPl”) published by the United States Department of Labor, Bureau of Labor Statistics in August of the preceding Year compared to the final number for the same month of the Year prior to that, unless the parties otherwise agree in writing. On or about November 1st of each Year, Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year.

(b)         Component Costs. If Patheon incurs an increase or decrease in Component costs during the Year, it may adjust the Price for the next Year to pass through the change in the Component costs. On or about November 1st of each Year, Patheon will give Client information about the change in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price adjustment is justified. But Patheon will not be required to give information to Client that Is subject to obligations of confidentiality between Patheon and its suppliers.

(c)          Pricing Basis. Client acknowledges that the Price in any Year is quoted based upon the Minimum Run Quantity and the price tiers specified in Schedule B. The Price is subject to change if the specified Minimum Run Quantity changes or If the minimum Annual Volume in the lowest tier is not ordered in a Year. For greater certainty, If Patheon and Client agree that the Minimum Run Quantity will be reduced or the minimum Annual Volume in the lowest tier will not be ordered in a Year whether as a result of a decrease in estimated annual  volume  or  otherwise  and, as a result  of  the  reduction, Patheon  demonstrates  to Client that  its  costs to perform the Manufacturing Services and to acquire the Materials  for  the  Product will increase  on  a per unit basis (including the amount of the increase),  then Patheon may increase the Price by an amount sufficient to absorb the  documented increased costs. On or about November 1 of each Year, Patheon will give Client a statement setting forth the information to be applied in calculating those cost increases for the next Year. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(d)         Adjustments Due to Currency Fluctuations. Patheon will adjust the Price for all Product that Is manufactured outside the United States or Puerto Rico to reflect currency fluctuations. The adjustment will be calculated after all other annual Price adjustments under this Section 4.2 have been made. The adjustment will proportionately reflect the increase or decrease, If any, in the Set Exchange Rate compared to the Set Exchange Rate established for the prior Year or the Initial Set Exchange Rate, as the case may be. An example of the calculation of the price adjustment Is set forth in Schedule G.

For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about November 1st of each Year a revised Schedule B to be effective for the next Year.

4.3        Price Adjustments -   Current Year Pricing.

During any Year of this Agreement, the Prices will be adjusted as follows:

Extraordinary Changes jn Component Costs. If, at any time, market conditions result in Patheon's cost of Components being materially different than normal forecasted changes, then Patheon or Client will be entitled to an adjustment to the Price for any affected Product to compensate It for the change in Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component changes by [****] of the cost for that Component upon which the most recent fee quote was based; or (II) the aggregate cost for all Components required to manufacture a Product changes by [****] of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (I) and (ii) above will operate based on the last cost adjustment for the Components.

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers. The revised Price will be effective for any Product delivered on or after the first day of the month following Client's receipt of the revised Schedule B.

4.4        Adjustments Due to Technical Changes.

Amendments to the Specifications or the Quality Agreement requested by Client will only be implemented following a technical and cost review by Patheon and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment. Amendments to the Specifications, the Quality Agreement or the Manufacturing Site requested by Patheon will only be implemented following the written approval of Client, the approval not to be unreasonably withheld. If Client accepts a proposed Price change, the proposed change in the Specifications will be implemented, and the Price change will become effective, only for those orders of Products that are manufactured under the revised Specifications. In addition, Client agrees to purchase, at Patheon's cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory used under the “old" Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2 will be cancelled where possible, and If the orders may not be cancelled without penalty, will be assigned to and satisfied by    Client.

ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1        Orders and Forecasts.

(a)         Rolling 18 Month Forecast. When this Agreement is executed, Client will give Patheon a non-binding 1B month Forecast of the volume of Product that Client expects to order in the first 18 months of commercial manufacture of the Product (the "Forecast”). This Forecast will then be updated by Client on or before the 101h day of each month on a rolling forward basis. Client will update the Forecast forthwith if it determines that the volumes estimated in the most recent Forecast have changed by more than 20%. The most recent 1B month Forecast will prevail. Patheon acknowledges and agrees that it will make every effort to ensure that it has adequate capacity to fulfill Client's requirements under the Forecast.

(b)         Firm Orders for Initial Manufacturing Month. At least three months before the start  of  commercial manufacture of the Product, Client will update the rolling forecast for the first three months of manufacture of the Product (the "Initial Manufacturing  Period”).  The first month of this updated forecast ("Initial Manufacturing Month") will constitute a final written order in the form of a purchase order or otherwise ("First Firm Order") by Client to purchase and, when accepted by Patheon, for Patheon to manufacture the quantity of the Product.  [****].

(c)          Firm Orders Thereafter. After the Initial Manufacturing  Month, on a rolling basis during the term of this Agreement, and on or before the 10th day of each month, Client will issue an updated 1B month forecast and the first three months of that updated forecast will constitute a firm written order in the form of a purchase order or otherwise ("Firm Order") by Client to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the agreed quantity of the Products on a date not less than three months from the first day of the month Immediately following the date that the Firm Order is submitted. Finn Orders submitted to Patheon will specify Client's Manufacturing Services purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products.   The quantities of Products ordered in those written orders will be firm and binding on Client and may not be reduced by Client.

(d)         Three Year Forecast. On or before the 10th day of June of each Year, Client will give Patheon a written non-binding three year forecast, broken down by quarters for the second and third years of the forecast, of the volume of each Product Client then anticipates will be required to be manufactured and delivered to Client during the three year period.

5.2        Reliance by Patheon.

(a)         Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), (b), and (c) in ordering the Components required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Products for the first six months contemplated in the most recent forecast given by Client under Section 5.1(a). Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods If agreed to in writing by the parties. The Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Finn Order when accepted by Patheon. If Components ordered by Patheon under Firm Orders or this Section 5.2 are not included in finished Products manufactured for Client within six (6) months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired during the period, then Client will pay to Patheon its costs therefor (including all costs incurred by Patheon for the purchase and handling of the Components). But if these Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.

(b)         If Client fails to take possession or arrange for the destruction of Components within 12 months of purchase or, in the case of finished Product, within three months of manufacture, Client will pay Patheon [****], per month thereafter for storing the Components or finished Product. Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at [****]. Storage fees are subject to a one pallet minimum charge per month. Patheon may ship finished Product held by It longer than 3 months to the Client at Client's expense on 14 days written notice to the Client.

5.3        Minimum Orders.

Client may only order Manufacturing Services for Batches of Products in multiples of the Minimum Run Quantities as set out in Schedule B.

5.4        Shipments.

Shipments of Products will be made DOU (INCOTERMS 2000) lroko Pharmaceuticals, LLC. Location shall be designated on the Purchase Order. Title shall remain with Patheon until the Product reaches the destination point identified by Client, however, risk of loss or damage to Product will only remain with Patheon until Patheon loads the Product onto the carrier's vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon will, in accordance with Client's instructions and as agent for Client (i) arrange for shipping to be paid by Client and (II) at Client's risk and expense, obtain any export license or other official authorization necessary to export the Product. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon's shipping and freight practices as they pertain to this agreement. Product will be transported in accordance with the Specifications.

5.5        Invoices and Payments

Invoices will be sent by fax or email to the fax number or email address given by Client to Patheon in writing from time to time. Invoices will be sent when the Product Is shipped by Patheon to the Client. Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the Invoice covering the shipment. Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify Client's Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices [****].  [****].

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1        Product Claims.

(a)         Product Claims. Client has the right to reject any portion of any shipment of Products that deviates from the Specifications, cGMPs, or Applicable Laws without invalidating  any remainder of the shipment. Client will inspect the Products manufactured by Patheon upon receipt and will give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications, cGMPs, or Applicable Laws within 30 days after Client's receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within 30 days after discovery by Client, but not  after the expiration  date of the Product). Should Client fail to give Patheon the Deficiency Notice within the applicable 30 day period, then the delivery  will be deemed to have been accepted by  Client  on the 30" day after delivery or discovery, as applicable. Except as set out in Section 6.3, Patheon will have no liability for any deviations for which it has not received notice within the applicable 30 day period.

(b)         Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have ten days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice. If Client and Patheon fall to agree within ten days after Patheon's notice to Client as to whether any Products Identified in the Deficiency Notice deviate from the Specifications, cGMPs, or Applicable Laws, then the parties will mutually select an independent laboratory to evaluate If the Products deviate from the Specifications, cGMPs, or Applicable Laws. This evaluation will be binding on the parties. If the evaluation certifies that any Products deviate from the Specifications, cGMPs, or Applicable Laws, Client may reject those Products in the manner contemplated in this Section 6.1 and Patheon will be responsible for the cost of the evaluation.  If the evaluation does not so certify for any of the Products, then Client   will be deemed  to  have accepted  delivery  of  the  Products  on  the  40th  day    after  delivery (or, in the case of any defects  not reasonably  susceptible  to  discovery  upon receipt  of  the  Product,  on the  40th  day   after  discovery  thereof by  Client, but  not  after the  expiration date of the Product) and Client will be responsible for the cost of the evaluation.

6.2        Product Recalls and Returns.

(a)         Records and Notice. Patheon and Client will each maintain records necessary to permit a Recall of any Products delivered to Client or customers of Client. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. "Recall" will mean any action (I) by Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall will also include any action by either Party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if  sold or shipped.

(b)         Recalls. If (I) any governmental or regulatory authority Issues a directive,  order or, following  the issuance of a  safety warning or  alert about  a Product, a  written request that any  Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or  (Ill) Client  determines that any Product should be Recalled or that a "Dear Doctor" letter Is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.

(c)         Product Returns. Client will have the responsibility for handling customer returns of the Products. Patheon will give Client any assistance that Client may reasonably  require to handle the returns.

6.3        Patheon's Responsibility for Defective and Recalled Products.

(a)         Defective Product. If Client rejects Products under Section 6.1 and the deviation is determined to have arisen from Patheon's failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, Patheon will credit Client's account for Patheon's invoice price for the defective Products. If Client previously paid for the defective Products, Patheon will promptly, at Client's election, either: (i) refund the invoice price for the defective Products; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (Iii) replace the Products with conforming Products without Client being liable for payment therefore under Section 3.1. contingent upon Patheon being able to obtain from Client of all Active Materials required for the manufacture of the replacement Products.

(b)         Recalled Product. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will use its commercially reasonable efforts to replace the Recalled or returned Products with new Products, contingent upon Patheon being able to obtain from Client of all Active Materials required for the manufacture of the replacement Products. If Patheon is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the required Active Materials), then Client may request Patheon to reimburse Client for the price that Client paid to Patheon for Manufacturing Services for the affected Products. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client’s cost and expense.

(c)         Except as set forth in Sections 6.3(a) and (b) above, Patheon will not be able to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, "Product Claims"). For greater certainty, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (ill) results from a defect in the Components supplied by Client that Is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (Iv) is caused by actions of third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMP's, and Applicable Laws, or (vii) Is due to any other breach by Client of Its obligations under this Agreement.

6.4        Disposition of Defective or Recalled Products.

Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon's prior written authorization to do so.  Alternatively, Patheon may instruct Client to return the Products to Patheon as Patheon's own expense. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3. In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.

6.5        Healthcare Provider or Patient Questions and Complaints.

Client will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Client's customers, healthcare providers or patients will be promptly referred to Client. Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Client all mutually agreed upon information that will enable Client to respond property to questions or complaints about the Products as set forth in the Quality Agreement. Unless It Is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, all costs incurred under this Section 6.5 will be borne by   Client.

6.6        Sole Remedy.

Except for the indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Client's sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.

ARTICLE 7

CO-OPERATION

7.1        Quarterly Review.

Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any Issues that have arisen.

7.2        Governmental Agencies.

Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding the Products if, in the opinion of that party's counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation. Unless, in the reasonable opinion of its counsel, there Is a legal prohibition against doing so, a party will permit the other party to accompany and take part in any communications with the agency, and to receive copies of all communications from the agency.

7.3        Records and Accounting by Patheon.

Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with manufacturing regulatory requirements  applicable to Patheon, as well as to assist with resolving Product complaints and other  similar investigations. Copies of the records and samples will be retained for a period of one year following the  date of  Product expiry, or longer if required by raw, at which time Client will  be contacted  concerning  the delivery and destruction of the documents and/or samples of Products. Client is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to  Client.

7.4        Inspection.

Client may inspect Patheon reports and records relating to this Agreement  during  normal business hours and with not less than five days advance notice, but a Patheon representative must be present during the inspection.

7.5        Access.

Once the products listed in Schedule A of the MSA are approved, Patheon will give Client reasonable access at mutually agreeable times to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws. But, with the exception of “for-cause”  audits, Client will be limited each Year to one cGMP-type audit, lasting no more than two days, and involving no more than two auditors. [****]

7.6        Notification of Regulatory Inspections.

Patheon will notify Client’s Head of Quality within one Business Day of any inspections by any governmental agency specifically involving the Products.  Patheon will also notify Client's Head of Quality of receipt of any form 483's or warning letters or any other significant regulatory action which Patheon's quality assurance group determines could impact the regulatory status of the Products.

7.7        Reports.

Patheon will supply on an annual basis all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client Is required to file with the FDA. At the Client's request, Patheon will provide a copy of the Annual Product Review Report to the Client at no additional cost. Any additional report requested by Client beyond the scope of cGMPs and customary FDA requirements will be subject to an additional fee to be agreed upon between Patheon and the Client.

7.8        FDA Filings.

(a)         Regulatory Authority. Client will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of an Products as quickly as reasonably possible.

(b)         Verification of Data. At least 14 days prior to filing any documents with any Regulatory Authority, unless otherwise agreed to by Patheon and Client, that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data.  Client and Patheon agree that for the initial CBE-30 filing expedited preparation and review are required and as such every effort will be made by both parties to carry out those activities within a mutually acceptable compressed timeline.

(c)         Verification of CMC. At least 14 days prior to filing with any Regulatory Authority, unless otherwise agreed to by Patheon and Client, any documentation which is or is equivalent to the FDA's Chemistry and Manufacturing  Controls ("CMC”) related to any Marketing Authorization, such as a  New Drug Application or Abbreviated New Drug Application, Client will give Patheon a  copy  of  the CMC as well as all supporting documents which have been relied upon to prepare the  CMC.  This disclosure   will permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Client will give Patheon copies of all FDA filings at the time of submission which contain CMC information regarding the Product. Client and Patheon agree that for the initial CBE-30 filing, expedited preparation and review are required and as such, every effort will be made by both parties to carry out those activities within a mutually acceptable compressed timeline.

(d)         Deficiencies. If, in Patheon's sole discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to any pre-approval inspection.

(e)         Client Responsibility. For clarity, the parties agree that in reviewing the documents referred to in clause (b} above, Patheon's role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority. The Client is solely responsibility for the preparation and filing of the application for approval by the Regulatory Authorities and any relevant costs will be borne by the Client.

(f)          inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under clause (b) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be Jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their  contents.

ARTICLE  8

TERM AND TERMINATION

8.1        Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31, 2012 (the “Initial Term"), unless terminated earlier by one of the parties in accordance herewith. This Agreement will automatically continue after the Initial Term for successive terms of two years each unless either party gives at least 12 months written notice to the other party of its intention to terminate this Agreement.

8.2        Termination

(a)         Either party at Its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of Its representations, warranties, or other obligations under this Agreement within 60 days following receipt of a written notice (the "Remediation Period”) of the breach that expressly states that it is a notice under this Section B.2(a) (a “Breach Notice"). The aggrieved party's right to terminate this Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right Is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.

(b)         Either party at its sole option may immediately terminate this Agreement upon written notice,  but without prior advance notice, to the other party if: (i) the other party ls declared insolvent  or bankrupt  by a court of competent Jurisdiction; (ii) a voluntary petition of bankruptcy Is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.

(c)         Client may terminate this Agreement as to any  Product upon 30 days' prior written notice if  any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product. But if this occurs, Client will still fulfill all  of  Its obligations  under  Section 8.4 below and under any Capital Equipment Agreement regarding this   Product.

(d)         Either party may terminate this Agreement upon six months' prior written notice if the other party assigns under Section 13.6 any of its rights under this Agreement to an assignee that, in the opinion of the non-assigning party acting reasonably, Is: (i) not a credit worthy substitute for the assigning party; or (ii)  a  competitor of the non-assigning party; or (iii) an entity with whom non-assigning party has had prior unsatisfactory business relations.

(e)         Client may terminate this Agreement without cause at any time after twelve months from the Effective Date of this Agreement, upon twelve months' prior written notice to  Patheon. Notwithstanding the termination provisions above, Client agrees that if Patheon receives notice of termination by Client pursuant to section 8.2(e) above prior to December 31, 2012 (other than in connection with the expiration of the Initial Term and non-renewal of this Agreement), then the rebate outlined in Schedule C, Part 9, shall not be applicable. In the event the rebate in Schedule C has already been paid out by Patheon if termination pursuant to 8.2(e) occurs, Client agrees that this rebate will be refunded to Patheon within thirty (30) days of the notice of termination.

8.3        Product Discontinuation.

Client will give at least six months' advance notice if it intends to no longer order Manufacturing Services for a Product due to this Product’s discontinuance in the market.

8.4        Obligations on Termination.

If this Agreement is completed, expires, or is terminated in whole or in part other than breach by Patheon of the warranty provided in Section 9.3(a), then:

(a)         Client will take delivery of and pay for all undelivered Products that are manufactured and/or packaged under a Firm Order, at the price in effect at the time the Firm Order was placed;

(b)         Client  will purchase,  at  Patheon's  cost  (including  all  costs incurred  by Patheon  for the purchase and handling of the inventory), the inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given;

(c)         Client will satisfy the purchase price payable under Patheon's orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders  or  in  accordance with Section 5.2;

(d)         Client acknowledges that no competitor of Patheon will be pennltted access to the Manufacturing Site.

(e)         Client will make commercially reasonable efforts, at Its own expense, to remove from Patheon site(s), within 30 Business Days, all of Client's Components, inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon's care and control (“Client Property'"). If Client fails to remove the Client Property within five Business Days following the completion, termination, or expiration of the Agreement Client will pay Patheon $100.00 per pallet, per month, one pallet minimum ($200 per pallet, per month, one pallet minimum, for any of the Client Property that contains controlled substances or requires refrigeration} thereafter for storing the Client Property and will assume any third party storage charges invoiced to Patheon regarding the Client Property. Patheon will invoice Client for the storage charges as set forth in Section 5.5 of this Agreement.

(f)          Any termination or expiration of this Agreement  will not affect any outstanding  obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement [or any related Capital Equipment Agreement).  For greater certainty, termination of this Agreement for  any reason will not affect the obligations and responsibilities of the parties under Articles 10 and 11 and Sections 5.4, 5.5, 8.4, 13.1, 13.2, 13.3, and 13.15, all of which survive any   termination.

ARTICLE 9

REPRESENTATIONS, WARRANTIES  AND COVENANTS

9.1        Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2        Client Warranties.

Client covenants, represents; and warrants that:

(a)         Non-Infringement.

(i)          the Specifications for each of the Products are its or its Affiliate's property and that Client may lawfully disclose the Specifications to Patheon;

(ii)         any Client Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client's or its Afflllate's unencumbered property, (B) may be lawfully used as directed by Client, and (C) does not infringe and will not infringe any Third Party Rights;

(iii)        the performance of the Manufacturing Services by Patheon for any Product under this Agreement or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights;

(iv)        to the best of Its knowledge, there are no actions or other legal proceedings concerning the infringement of Third Party Rights related to any of the Specifications, or the sale, use or other disposition of any Product made in accordance with the Specifications.

(b)         Quality and Compliance.

(i)          the Specifications for all Products conform to all applicable cGMPs and Applicable Laws;

(ii)         the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Products. (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;

(iii)        on the date of shipment, the API will have been manufactured in accordance with cGMP and will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container, as certified by the API manufacturer.

9.3        Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)         it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, the Quality Agreement and Applicable Laws;

(b)         any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon's or its Affiliates’ unencumbered property,(ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights;

(c)         Patheon is a corporation duly incorporated, validly existing  and  ln good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Patheon of this Agreement and its performance of Its obligations hereunder have been duly and validly authorized.  This Agreement constitutes a legal, valid and binding obligation on Patheon, enforceable in accordance with Its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditor's rights.

(d)         As of the Effective Date hereof, Patheon holds, and shall continue during the term to hold, all licenses and permits necessary for Patheon to perform the Manufacturing Services as contemplated herein.

(e)         As of the Effective Date hereof and during the term of this Agreement the Manufacturing Services, Manufacturing Site, Materials and all equipment utilized, in performing its obligations under this Agreement shall be In full compliance and In accordance with Specifications, cGMP and all Applicable Laws in which it is contemplated to be performed and/or provided.

(f)          Patheon is not aware of any safety, efficacy, or regulatory Issues relating to its manufacturing processes other than the information that has previously been made available to the Client, that would preclude Patheon from manufacturing the Product in compliance with Applicable Laws.

9.4        Debarred Persons.

Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that It will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States).

9.5        Permits.

Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.

9.6        No Warranty.

NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET  FORTH  IN  THIS  AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE  OR WARRANTY  OF MERCHANTABILITY FOR THE PRODUCTS.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1      Consequential Damages.

Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2      Limitation of Liability.

Maximum Liability.  Excluding the indemnity provided by Client in Section 10.4 dealing with any claim of infringement or partial infringement of a Third Party's Rights, each Party's maximum liability to the other under this Agreement  for any reason whatsoever, including  any liability  arising under Article  6 or 10.3  or (other than infringement of a Third Party's Rights) hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement [****].

10.3      Patheon.

Patheon agrees to defend, indemnify, and hold Client, its officers, employees, and agents  harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from  and in favor of third parties (other than Affiliates) resulting from, or relating to any claim of personal injury or property damage to the extent that the injury or damage is the result of Patheon’s breach of this Agreement  or  a  failure  by  Patheon  to  perform  the  Manufacturing  Services   in  accordance  with   the Specifications, cGMPs, and Applicable Laws except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence  or wrongful act(s) of Client.    its officers, employees, agents, or Affiliates.

If a claim occurs, Client will: (a) promptly notify Patheon of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon  in  the defense of the claim; and (d) permit Patheon to control the defense and settlement of the claim, all at Patheon's cost and expense.

10.4      Client

Client agrees to defend, indemnify, and hold Patheon, its officers, employees, and agents  harmless against any and all losses, damages, costs, claims, demands, judgments  and liability  to, from and in favor of third parties (other than Affiliates) resulting from, or  relating to  any claim of infringement  or  alleged infringement  of any Third Party Rights ln  the Products, or any portion  thereof, or any claim   of personal injury or property  damage to the extent that the injury or damage is  the  result of a breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, Its officers, employees, or agents.

If a claim occurs, Patheon will: (a) promptly notify Client of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim: (c) reasonably cooperate with Client in the defense of the claim; and (d) permit Client to control the defense and settlement of the claim, all at Client's cost and expense.

10.5      Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because Client has developed and holds the marketing approval for the Products, Client requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.

ARTICLE 11

CONFIDENTIALITY

11.1      Confidentiality.

The Confidentiality Agreement will apply to all confidential information disclosed by the parties under this Agreement If the Confidentially Agreement expires or Is terminated prior to the expiration or termination of this Agreement, the terms of the Confidentially Agreement will continue to govern the parties' obligations of confidentiality for any confidential or proprietary information disclosed by the parties hereunder, for the term of this Agreement, as though the Confidentiality Agreement remained in full force and effect.

ARTICLE 12

DISPUTE RESOLUTION

12.1       Commercial Disputes.

If any dispute arises out of this Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice of dispute, a single representative having full power and authority to solve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month, from their appointment, or If a party falls to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Executive Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably.  Should the parties fall to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.15.

12.2       Technical Dispute Resolution.

If a dispute arises (other than disputes under Sections 6.1(b) or 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a Technical Dispute"), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations.  In that regard, senior representatives of each party will, as soon as practicable, and in any event no later than ten Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Schedule E.  If  the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail.  For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by Itself indicate compliance by Patheon with Its obligations for the Manufacturing Services and further that nothing in this Agreement (including Schedule E) will remove or limit the authority of the relevant qualified person {as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

ARTICLE 13

MISCELLANEOUS

13.1      Inventions.

(a)         For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client's Intellectual Property which Patheon must use exclusively for the purpose of performing the Manufacturing Services.

(b)         All Intellectual Property generated or derived by Patheon while performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use, and sale of Client's Product that is the subject of the Manufacturing Services, will be the exclusive property of Client.

(c)         All Patheon Intellectual Property will be the exclusive property of Patheon.  Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, paid up, royalty-free, transferable license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client to manufacture the Product(s).

(d)         Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)         Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute Improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.

13.2      Intellectual Property.

Subject to Section 13.1, au Client Intellectual Property will be owned by Client and all Patheon Intellectual Property will be owned by Patheon. Neither party has, nor will it acquire, any interest in any of the other party's Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of Its obligations under this Agreement.

13.3      Insurance.

Each party will maintain commercial general liability Insurance, including blanket contractual  liability Insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years thereafter.  [****] If requested each party will give the other a certificate of Insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of Lability. The insurance certificate will further provide for a minimum of 30 days' written notice to the Insured of a cancellation of, or material change in, the insurance.  If a party Is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4      Independent Contractors.

The parties are independent contractors and this Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.5      No Waiver.

Either party's failure to require the other party to comply with any provision of this Agreement will not be deemed a waiver of the provision or any other provision of this Agreement, with the exception of Sections 6.1 and 8.2.

13.6      Assignment.

Patheon may not assign this Agreement or any of Its rights or obligations hereunder without the written consent of Client, this consent not to be unreasonably withheld; provided, however, that Patheon may arrange for subcontractors to perform specific testing services arising under this Agreement without the prior consent of Client.

Subject to Section 8.2(d), Client may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon. But Client will give Patheon prior written notice of any assignment and any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement. Any partial assignment will be subject to Patheon's cost review of the assigned Products and Patheon may terminate this Agreement or any assigned part thereof, on 12 months' prior written notice to Client and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time.

Despite the foregoing provisions of this Section 13.6, either party may, upon notice to the other party assign this Agreement to any of Its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.

13.7      Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement If the failure Is caused by an event beyond that party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within color of right (a Force Majeure Event).   A party claiming a right  to excused performance under this Section 13.7 will Immediately notify the  other  party in  writing  of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from  an obligation to pay money (including any interest for delayed payment} which  would  otherwise be due and payable under this Agreement.

13.8      Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by telecopy, facsimile communication, or confirmed receipt electronic mail or by sending the same by first class mall, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mall addresses set forth below:

If to Client:

[****]

If  to Patheon:

[****]

or to any other addresses, telecopy or facsimile numbers or electronic mail addresses given to the other party in accordance with the terms of this Section 13.8. Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States or Canada mail, postage prepaid or upon receipt, whichever Is sooner.

Invoices should be sent to Client at this address:

[****]

13.9      Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, Illegal, or unenforceable in any respect, that determination will not Impair or affect the validity, legality, or enforceability of the remaining provisions hereof, because each provision Is separate, severable, and distinct.

13.10    Entire Agreement.

This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement  to  this Agreement must be in writing  and signed by authorized representatives of both parties.            in case of conflict, the prevailing order of documents will be this Agreement, the Quality Agreement, and the Confidentiality Agreement.

13.11    Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of  the parties under or otherwise modify this Agreement, regardless of any failure of Client or Patheon to object  to the terms, provisions. or conditions unless the document specifically refers to this Agreement and Is s1gr1ed by both parties.

13.12    No Third  Party Benefit or Right.

For greater certainty, nothing in this Agreement will confer or be construed as conferring on any third-party benefit or the right to enforce any express or implied term of this Agreement

13.13    Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.14    Use of Client Name.

Patheon will not make any use of Client's name, trademarks or logo or any variations  thereof,  alone or with any other word or words, without the prior  written consent of Client, which consent  will not  be unreasonably withheld. Client agrees however, that Patheon may include Client's name and logo in customer lists or related marketing and promotional material for the purpose of Identifying users of Patheon's Manufacturing Services.

13.15    Governing Law.

This Agreement will be construed and enforced in accordance with the laws of the State of Delaware subject to the exclusive jurisdiction of the courts thereof. The UN Convention on Contracts for the international Sale of Goods will not apply to this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written abov:e.

PATHEON INC.
By:

IROKO PHARMACEUTICALS, LLC
By:

SCHEDULE A

PRODUCT LIST AND SPECIFICATIONS

Product List

lndocin (indomethacin) - 237 ml Oral Suspension 25 mg per 5 ml, NDC 42211-101-11, Amber Glass Bottle in a Carton

Specifications

Prior to the start of commercial manufacturing of Product under this Agreement, Client will give Patheon the originally executed copies of the FDA approved Specifications. If the Specifications received are subsequently amended, then Client will give Patheon the revised and originally executed copies of the revised Specifications. Upon acceptance of the revised Specifications (which acceptance shall not be unreasonable withheld), Patheon will give Client a signed and dated receipt indicating Patheon's acceptance of the revised Specifications.

SCHEDULE B

MINIMUM RUN QUANTITY, ANNUAL VOLUME, AND PRICE

Pricing

Patheon is providing full service pricing for lndocin® Oral Suspension, per 237 ml (label claim) amber  glass bottle in a carton, encompassing the following activities;

•Supply of all raw materials and packaging components, including the API,  indomethacin

•Manufacturing and packaging of the suspension

•All QC testing requirements for raw materials, packaging components and finished product

Pricing for the Product Is provided in 3 tiers {see chart below) such that the price for manufacturing decreases as volume demanded increases. In the event that volumes in a single year do not reach 20,000 cartons, Patheon reserves the right to adjust and provide new reasonable, pricing to Client.

All pricing includes cost of all raw materials and packaging components, including the API, indomethacin, to be furnished by Client. An API cost of [****] per Kg Is assumed in this proposal.

Indocin® (indomethacin) - 237 mL Oral Suspension 25 mg per 5 ml, NOC 42211-101-11, Amber Glass Bottle in a Carton

[****]

Pricing Example

In the event that Patheon manufactures [****].

Manufacturing Assumptions

1.          The manufacturing process at Patheon will follow the process information provided by Client and Patheon's best estimates.

2.          The API, indomethacin, has been evaluated by Patheon as a Toxicity Category 2 compound and can be handled safely using existing equipment and facility at the Manufacturing Site.

3.          Patheon will order excipients from vendors provided and/or approved by Client.

4.          Manufacturing involves multiple mixing stages ln tanks and vessels, and suspension will be re circulated in the final mixing tank through a homogenizing mill. Patheon will maintain the existing manufacturing process and batch size as part of the CBE-30 fifing strategy.

5.          Manufacturing equipment will be provided by lroko al no cost to Patheon.

6.          The existing batch size will be maintained at [****].

7.           [****] processing campaigns are proposed in the Pricing Table.

8.          Patheon assumes the current cleaning procedure is adequate and full cleaning occurs after each campaign.

9.          A manufacturing yield of [****] is assumed, as per agreement with lroko.

Packaging Assumptions

1.          The packaging equipment train will consist of the following equipment: [****]

2.          The target fill and packaging configuration are as follows:  [****]

3.          [****]

4.          [****]

5.          [****]

Testing Assumptions

1.          Testing for raw materials, packaging components and finished product are based on the specifications supplied by Client and Patheon's best estimates. Testing Is based on standard USP/NF.

2.          Testing labor may be subject to change after the final agreement on testing specifications and requirements.

Schedule C

Fees and Technical Overview

Annual Stability Testing/Technical Transfer Work

Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products. This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing.

[****][7 pages redacted].

SCHEDULE D

ACTIVE MATERIALS

Active Materials	Supplier
indomethacin	lroko Pharmaceuticals, LLC

SCHEDULE E

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:

1.          Appointment of Expert. Within ten Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a  mutually  acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within the ten Business Day period, or in the event of disclosure of a conflict by  an expert under Paragraph 2 hereof which results in the parties not  confirming the appointment of the  expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of ADR Chambers who will be a retired Judge of the Ontario Superior Court of Justice or on the roster of the American Arbitration Association.

2.          Conflicts of Interest.  Any person appointed  as an expert  will be  entitled to act and continue  to act as an expert even If at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment If before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or    duty and the parties will, after the disclosure, have confirmed  his appointment.

3.          Not Arbitrator.  No expert will be deemed to be an arbitrator and the provisions of the Arbitration Act (Ontario) or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply  to the expert  or the expert's  determination  or the  procedure  by which the expert  reaches  his determination under this Schedule E.

4.          Procedure. Where an expert is appointed:

Timing. The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or another other date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.

Disclosure of Evidence. The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

Advisors. Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the Issues to be determined.

Appointment of New Expert. If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party)  be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the parties save this if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.

Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.

Costs. Each party will bear its own costs for any matter referred to an expert hereunder and, Jn the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by Itself indicate compliance by Patheon with Its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

SCHEDULE F

[FORM OF] SHIPPING LOGISTICS PROTOCOL

Shipping will be carried out under the following terms and conditions:

Shipping terms will be DOU (INCOTERMS 2000), lroko Pharmaceuticals, LLC. Location shall be designated on the Purchase Order.

Exports of Products from Canada to the United States

1.          Shipping terms will be DDU (INCOTERMS 2000), lroko Pharmaceuticals, LLC. Location should be designated on the Purchase Order.

2.          Client, as the importer of record into the United States. will advise Patheon prior to export of the Products from Canada of Client's designated customs broker and freight forwarder to enable Patheon to complete all applicable shipping documentation.

3.          Client will be responsible for all shipping    costs and shall assume all risk of loss and damage at the point that the Product is loaded onto the carrier for shipping.

[****][2 pages redacted]

SCHEDULE G

EXAMPLE OF PRICE ADJUSTMENT DUE TO CURRENCY FLUCTUATION

Section 4.2(d)

[****]

SCHEDULE H

CAPITAL EXPENDITURE AND EQUIPMENT AGREEMENT

THIS CAPITAL EXPENDITURE AND EQUIPMENT AGREEMENT (the "Agreement”) made as of the 29th day of May 2009 (the "Effective Date") between:

IROKO  PHARMACEUTICALS, LLC,

a limited liability corporation existing under the laws of the State of Delaware, (hereinafter referred to as "lroko"),

OF THE FIRST PART,

-and-

PATHEON INC.,

a  corporation existing under the laws of Canada, (hereinafter referred to as "Patheon"),

OF THE SECOND PART.

WHEREAS lroko and Patheon have entered into a Manufacturing Services Agreement (the "MSA") dated May 29, 2009, whereby Patheon agrees to provide Manufacturing Services with respect to lroko's products (the "Services");

AND WHEREAS in order for Patheon to perform the Services,  certain  capital expenditures will be necessary in respect of capital equipment required to be acquired and installed at Patheon's facility located at 111 Consumers Drive, Whitby, Ontario (the  "Facility"}  and  certain modifications will be required to be made to the Facility;

AND WHEREAS the purpose of this Agreement is to set out the parties' agreement with respect to such capita[ expenditures.

NOW, THEREFORE, In consideration of the rights  conferred  and  the  obligations assumed herein, and Intending to be legally bound, the parties hereby agree as   follows:

1.          Definitions

"Affiliate" shall mean any person, joint venture, partnership, corporation, trust, unincorporated organization or other entity which, directly or indirectly, controls, is controlled by, or Is under common control with another party.

"Transferred Equipment means the Items listed on Schedule A.

2.          Equipment

(a)         lroko shall, at Its expense, arrange to deliver the Transferred Equipment to the Facility including, without limitation, all costs and expenses associated with transportation, insurance and customs clearance (if applicable).

(b)         In consideration of the mutual covenants contained in this Agreement, lroko herebytransfers and conveys all of its title and interest in and to the Transferred Equipment to Patheon in the United States, prior to transfer to the Whitby, Ontario site.

(c)         lroko represents and warrants that, to the best of its knowledge:

(i)          the Transferred Equipment is free and clear of all  encumbrances;

(ii)         prior to the transfer and conveyance of the Transferred Equipment to Patheon, lroko was the sole legal and beneficial owner of the Transferred Equipment and such sale, transfer and conveyance does not contravene any agreement to which lroko is a party;

(iii)         the delivery to and Installation at the Facility of the Transferred Equipment does not contravene any agreement to which lroko is a party;

(iv)        upon the delivery of the Transferred Equipment at the Facility, the Transferred Equipment shall be deemed to be  in good working order; and

(v)         there are no pending or outstanding claims  or liabilities, Including, without limitation, safety-related claims in respect of the Transferred Equipment.

(d)         If it is determined by Patheon in its reasonable discretion and confined by lroko that, upon delivery of the Transferred Equipment, the Transferred Equipment Is not in good working order or has been damaged during transit, lroko agrees that It shall be responsible for any reasonable costs incurred by Patheon to repair the Transferred Equipment or bring the Transferred Equipment up to the standard of good working order.

(e)         lroko shall be responsible for all reasonable, actual direct costs and expenses associated with Installing, and performing the installation qualification/operational qualification and the process qualification of the Transferred Equipment at the Facility. lroko shall also be responsible for all reasonable costs and expenses associated with performing the process qualification of the Transferred Equipment at the Facility.

3.          Use of the Transferred Equipment

Patheon may use the Transferred Equipment for the manufacture of products for third parties but only upon terms and payments of fees to be negotiated by the parties on a case by case basis and provided that such use does not interfere with the services provided to lroko.

4.          Reimbursement  for  the Transferred Equipment

[****]

5.          Risk of Loss of Equipment

Risk of loss to the Transferred Equipment shall transfer to Patheon upon delivery to  Patheon at  the Facility. Patheon shall use commercially  reasonable efforts to preserve, protect and maintain the Transferred Equipment in good working order. Patheon shall be responsible for the routine maintenance of the Transferred Equipment at its sole cost and expense. In the event there is any damage, destruction or loss to the Transferred Equipment after delivery thereof to the Facility or  should any major repairs or replacements subsequently be required for the  Transferred  Equipment. Patheon shall, at its sole cost and expense, promptly repair, replace and restore the condition thereof to the condition of such equipment before such event or to such better condition  as  may be required by applicable law or in the ordinary course of  business.

6.          Effect of Termination of MSA

Upon the expiration or termination of the MSA by lroko, other than a breach by Patheon of Its obligations herein and In the MSA, then the repayments contemplated in Section 3 shall cease as of the termination date by lroko and Patheon shall have no further obligations In respect thereof; provided, however, that (1) in the event lroko or Its Affiliates enter into an agreement with Patheon prior to or within twelve (12) months of the termination date of the MSA for Patheon's manufacture and supply of a new product that uses the Transferred Equipment or (II) In the event Patheon enters into an agreement with a third party prior to or within twelve (12) months of the termination date of the MSA to the termination date of the MSA to manufacture a product that utilizes the Transferred Equipment and/or the lroko Capital Improvements, Patheon shall continue to be obligated to make repayments for any remaining amount due to lroko for the Transferred Equipment under Section 3 on terms to be agreed upon by Patheon and lroko based on the portion of Ancillary Equipment and/or lroko Capital Improvements used for such new or third party product.  Title to the Transferred Equipment shall revert back to lroko in the event of   failure by Patheon to meet the   required payment  terms.

7.          General

(a)         AU monetary amounts are expressed in the lawful currency of the United States of America.

(b)         This Agreement shall be construed and enforced in accordance with the laws of the laws of the State of Delaware (without regard to principles of conflicts of law).

(c)         This Agreement and the MSA contain the entire understanding of the parties with respect to the subject matter herein and supersedes all previous agreements (oral and written), negotiations and discussions.

(d)         The parties may modify or amend the provisions hereof only by an instrument in writing duly executed by both of the parties.

(e)         Neither party may assign or otherwise transfer Its rights or obligations  hereunder  without the prior written consent of the other party, not to be unreasonably withheld except to Affiliates or in connection with the transfer or sale of all or substantially all of the transferor's  business.

(f)          This Agreement may be signed by facsimile or in two counterparts, each of which when executed and delivered or transmitted, shall be considered an original and both of which together shall constitute one and the same Instrument.

IN WITNESS WHEREOF the duly authorized representatives of the parties have executed this Agreement.

IROKO PHARMACEUTICALS, LLC	PATHEON INC.

Per:	Per:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule I

lroko Transferred Equipment

[****]

SCHEDULE J

SCHEDULE OF CANADIAN STATUTORY HOLIDAYS

New Year's Day	Thursday, January 1

Family Day	Monday, February 16

Good Friday	Friday, April 10

Victoria Day	Monday, May 16

Canada Day	Wednesday, July 1

Civic Holiday	Monday, August 3

Labour Day	Monday, September 7

Thanksgiving Day	Monday, October 12

Christmas Eve	Thursday, December 24 (half day)

Christmas Day	Friday, December 25

Boxing Day	Monday, December 28
Float #1	Tuesday, December 29

Float#2	Wednesday, December 30

Float#3	Thursday, December31

New Years Day	Friday, January 1

AMENDMENT NO. 3 TO MANUFACTURING SERVICES AGREEMENT

THIS AMENDMENT (the "Amendment") to the Manufacturing  Services Agreement is entered into as of June 2, 2011 by and among Patheon Inc., a Canadian corporation ("Patheon"), having its principal office at 2100 Syntex Court, Mississauga, Ontario, Canada, L5N 7K9, and lroko Pharmaceuticals LLC ("lroko"), having a principal office at One Crescent Drive, Suite 400, Philadelphia, PA  19112,  USA.

WHEREAS Patheon and lroko entered into a Manufacturing Services Agreement dated May 29, 2009 and amended as of June 29, 2010 and August 5, 2010 (the "Agreement");  and

WHEREAS  the parties hereto wish to further amend the Agreement in order to provide  for the qualification of a new source of lndomethacin USP from [****];

NOW, THEREFORE, in consideration of the mutual covenants herein  contained  and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Agreement is amended as follows:

1.    A new Schedule C-3 is added to the Agreement as attached hereto.

Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect for the term thereof. In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control. Upon execution, the Agreement and this Amendment shall be deemed to constitute the entire Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by duly authorized representatives on the dates set forth below.

PATHEON INC	IROKO PHARMACEUTICALS, LLC

SCHEDULE C-3

QUALIFICATION OF NEW [****] INDOMETHACIN API SOURCE

Project

This change of scope describes development activities to be performed for lroko Pharmaceuticals, LLC ("Client") by Patheon Inc. ("Patheon") under the terms and conditions of Technology Transfer Agreement IRO-FW01-0900-0109-R2 by and between Patheon and the Client which is hereby revised to include this change of scope in its entirety.

Due to the fact that there is only a limited remaining supply of indomethacin USP (the active pharmaceutical ingredient in lndocin Oral Suspension), from the current supplier (Merck), lroko has sourced a replacement. The existing supplies of Merck API expire in Nov 2012. lroko has selected material manufactured by [****] as a suitable replacement.

Patheon will purchase sufficient quantities of 3 distinct batches of [****] API for use in (1) the qualification of all methods necessary to test and release the API and (2) to manufacture 3 batches of lndocin Oral Suspension (qualification batches) for a stability study. The data generated from the stability study will be used in support of the FDA filing for this new API source.  An API cost [****] per kg is assumed in this proposal.

Current commercial manufacturing and packaging processes are assumed however the revised unit pricing (see tables below) will apply due to the increased API cost (as compared to current assumed Merck API costs). Unit pricing includes manufacturing, packaging and release testing. There will be an up-charge for validation testing (above and beyond routine commercial release testing) during the manufacturing of these qualification batches.

lndocin® 237 ml Oral Suspension 25 mg/5 ml -  Amber Glass Bottle in a Carton

Volume	Tier 1	Tier2	Tier3
[****]	[****]	[****]	[****]
[****]	[****]	[****]	[****]
[****]	[****]	[****]	[****]
[****]	[****]	[****]	[****]
[****]	[****]	[****]	[****]
[****]	[****]	[****]	[****]
[****]	[****]	[****]	[****]

lndocin® 50 ml Oral Suspension 25 mg/5 ml -  Amber Glass Bottle in a Carton

Volume	Tier 1
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Pricing

[****]

1.          [***]

2.          [****]

3.          [****]

4.          Stability- Validation Batches

[****]

1.          Standard Assumptions

1.         [****]

2.         [****]

3.         [****]

4.         [****]

5.         [****]